SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS

THERETO FILED PURSUANT TO 13d-2(b)

Visteon Corporation

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
92839U206

(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 2 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 52,748
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 52,748
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,748
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 3 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 620,498
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 620,498
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 620,498
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.18%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 4 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Overseas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,561,304
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,561,304
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,561,304
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.96%
12		TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 5 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek SRI Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 134,438
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 134,438
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 134,438
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.25%
12		TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 6 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Asia I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,892
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,892
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,892
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 7 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Asia II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 99,125
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 99,125
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 8 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Asia Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,695
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,695
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,695
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.27%
12		TYPE OF REPORTING PERSON (See Instructions) FI

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 9 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,618,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,618,700
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,618,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.96%
12		TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 10 of 16 Pages

1		NAME OF REPORTING PERSONS Owl Creek Asset Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,618,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,618,700
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,618,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.96%
12		TYPE OF REPORTING PERSON (See Instructions) PN and IA

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 11 of 16 Pages

1		NAME OF REPORTING PERSONS Jeffrey Altman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,618,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,618,700
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,618,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.96%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 12 of 16 Pages

Item 1.	(a) Name of Issuer

Visteon Corporation (the "Issuer")

(b) Address of Issuer’s Principal Executive Offices

One Village Center Drive, Van Buren Township, Michigan 48111

Item 2.	(a) Name of Person Filing

(i) Owl Creek I, L.P., a Delaware limited partnership ("Owl Creek I"), with respect to the shares of Common Stock directly owned by it;

(ii) Owl Creek II, L.P., a Delaware limited partnership ("Owl Creek II"), with respect to the shares of Common Stock directly owned by it;

(iii) Owl Creek Overseas Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek Overseas"), with respect to the shares of Common Stock directly owned by it;

(iv) Owl Creek SRI Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek SRI"), with respect to the shares of Common Stock directly owned by it;

(v)  Owl Creek Asia I, L.P., a Delaware limited partnership ("Owl Creek Asia I"), with respect to the shares of Common Stock directly owned by it;

(vi) Owl Creek Asia II, L.P., a Delaware limited partnership ("Owl Creek Asia II"), with respect to the shares of Common Stock directly owned by it;

(vii) Owl Creek Asia Master Fund, Ltd. an exempted company organized under the laws of the Cayman Islands ("Owl Creek Asia"), with respect to the shares of Common Stock directly owned by it;

(viii) Owl Creek Advisors, LLC, a Delaware limited liability company, the general partner with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Asia I, and Owl Creek Asia II, and the manager with respect to the shares of Common Stock directly owned by Owl Creek Overseas, Owl Creek SRI, and Owl Creek Asia Master Fund, Ltd.;

(ix) Owl Creek Asset Management, L.P., a Delaware limited partnership, the investment manager with respect to the shares of Common Stock directly owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Asia I, Owl Creek Asia II, and Owl Creek Asia Master Fund, Ltd.; and

(x) Jeffrey A. Altman, with respect to shares of Common Stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, Owl Creek SRI, Owl Creek Asia I, Owl Creek Asia II, and Owl Creek Asia Master Fund, Ltd.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b) Address of Principal Business Office, or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(c) Citizenship

Each of Owl Creek I, Owl Creek II, Owl Creek Asia I, Owl Creek Asia II and Owl Creek Asset Management, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Owl Creek Overseas, Owl Creek SRI and Owl Creek Asia is an exempted company organized under the laws of the Cayman Islands. Owl Creek Advisors, LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Altman is a United States citizen.

(d) Title of Class of Securities

Common Stock, $0.01 par value (the "Common Stock")

(e) CUSIP No.:

92839U206

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 13 of 16 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

 Not Applicable

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 14 of 16 Pages

Item 4. Ownership

The percentages used herein and in the rest of Item 4 are calculated based upon the 52,801,763 shares Common Stock that are outstanding as of October 26, 2012 as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2012 filed on November 01, 2012.

A. Owl Creek I, L.P.

(a) Amount beneficially owned: 52,748

(b) Percent of class: 0.10%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 52,748

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 52,748

B. Owl Creek II, L.P.

(a) Amount beneficially owned: 620,498

(b) Percent of class: 1.18%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 620,498

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 620,498

C. Owl Creek Overseas Master Fund, Ltd.

(a) Amount beneficially owned: 1,561,304

(b) Percent of class: 2.96%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,561,304

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,561,304

D. Owl Creek SRI Master Fund, Ltd.

(a) Amount beneficially owned: 134,438

(b) Percent of class: 0.25%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 134,438

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 134,438

E. Owl Creek Asia I, L.P.

(a) Amount beneficially owned: 6,892

(b) Percent of class: 0.01%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 6,892

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 6,892

F. Owl Creek Asia II, L.P.

(a) Amount beneficially owned: 99,125

(b) Percent of class: 0.19%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 99,125

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 99,125

G. Owl Creek Asia Master Fund, Ltd.

(a) Amount beneficially owned: 143,695

(b) Percent of class: 0.27%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 143,695

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 143,695

H. Owl Creek Advisors, LLC

(a) Amount beneficially owned: 2,618,700

(b) Percent of class: 4.96%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,618,700

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,618,700

I. Owl Creek Asset Management, L.P.

(a) Amount beneficially owned: 2,618,700

(b) Percent of class: 4.96%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,618,700

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,618,700

J. Jeffrey A. Altman

(a) Amount beneficially owned: 2,618,700

(b) Percent of class: 4.96%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,618,700

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,618,700

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 15 of 16 Pages

Item 5. Ownership of Five Percent or Less of a Class

X

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 92839U206	SCHEDULE 13G/A	Page 16 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

/s/ Jeffrey A. Altman

Jeffrey A. Altman, individually, and as managing member of Owl Creek Advisors, LLC, for itself and as general partner of Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Asia I, L.P. and Owl Creek Asia II, L.P. and as managing member of the general partner of Owl Creek Asset Management, L.P., for itself and as investment manager to Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Asia I, L.P., Owl Creek Asia II, L.P., Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., and Owl Creek Asia Master Fund, Ltd.